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                                                                     [EXHIBIT A]

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY BE TRANSFERRED ONLY IF REGISTERED UNDER SUCH ACTS OR UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

AMOUNTS DUE UNDER THIS NOTE ARE SUBJECT TO SET-OFF TO THE EXTENT DESCRIBED IN
SECTION 2 HEREOF.

                         NOBEL EDUCATION DYNAMICS, INC.

No. 1                                                                   $336,680

                   7% SUBORDINATED NOTE DUE FEBRUARY 1, 2001

     Nobel Education Dynamics, Inc., a Delaware corporation with an office at 1400 North Providence Road, Suite 3055, Media, PA 19063 ("MAKER"), promises to pay to the order of Cascades Childcare, Inc., a Virginia corporation, or registered assigns, the principal sum of Three Hundred Thirty-Six Thousand Six Hundred Eighty Dollars ($336,680) and to pay interest on the unpaid principal amount of this Note at the rate of seven percent (7%) per annum. Such principal and interest shall be payable in 60 equal payments of $6,666.67 due on the first day of each month, commencing on March 1, 1996.

1.   PAYMENTS.

     1.1 Payments other than the final payment hereunder may be mailed to the Holder's address. The Holder must surrender this Note to Maker to collect payment of the final payment. The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts (payment may be by check payable in such money). Interest shall be computed on the basis of the actual number of days elapsed in a 365-day year.

     1.2 If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday. For the purposes hereof, "LEGAL HOLIDAY" means a Saturday, a Sunday or a day on which federal banking institutions are authorized or obligated by law, regulation or executive order to remain closed.

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     1.3  The Company hereby waives any requirements of presentment for payment, notice of dishonor, notice of protest and protest.

     1.4 The Company may prepay, at its option, this Note, in whole or in part, at any time or from time to time, without premium or penalty, on at least five days notice to the Holder. Any prepayment shall be applied to installments of principal due hereunder in order of maturity.

     1.5 When used herein, the term "HOLDER" shall mean the person in whose name this Note is registered on Maker's books.

2.   ASSET PURCHASE AGREEMENT.

     This Note is issued pursuant to the closing of the Asset Purchase Agreement dated as of February 2, 1996 (the "PURCHASE AGREEMENT") among Stony Point Learning Center, Inc., School's Out, Inc., Cascades Childcare, Inc. and Pump Road Child Care, Inc., as sellers; Linda Nash and Stephen Nash, as principal shareholders, and Maker, as buyer. (If a portion of this Note is transferred, the Note representing the remaining principal amount hereof and the Notes issued upon such transfer shall collectively be referred to herein as the "NOTES".) Any payments of amounts under the Notes will be made pro rata in proportion to the principal amounts outstanding thereunder. By notice to the Holders, Maker may set-off against installments of principal of, or interest on, the Notes in the manner and to the extent provided in the Purchase Agreement. Any such set-off such be effected pro rata in proportion to the principal amounts outstanding under the Notes.

3.   SUBORDINATION.

     3.1 TO SENIOR INDEBTEDNESS. Notwithstanding anything in this Note to the contrary, the indebtedness evidenced by this Note shall be subordinate and junior, to the extent and in the manner set forth below, to all Senior Indebtedness of Maker. As used herein, the term "SENIOR INDEBTEDNESS" means (i) all indebtedness of Maker to First Valley Bank (and its successors and assigns),
(ii) all other amounts, including costs and expenses, payable by Maker to any holder of Senior Indebtedness with respect to Senior Indebtedness and (iii) all renewals, extensions, refunding and modifications of any indebtedness referred to above or any other financing or refinancing of Senior Indebtedness, whether done with First Valley Bank or with other lenders, in a principal amount equal to up to

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$30,000,000, together with all interest thereon and all fees, costs and expenses
(including attorney's fees and legal expenses). The subordination of this Note to Senior Indebtedness of Maker as provided for herein shall not be impaired or affected in any way notwithstanding that the Senior Indebtedness is acquired or originated by an officer, director, stockholder or other affiliate of Maker. Notwithstanding anything herein to the contrary, Senior Indebtedness does not include (i) accounts payable to trade creditors of Maker however treated or classified on Maker's balance sheet or (ii) rental obligations under operating leases.

     3.2 SUBORDINATION OF PAYMENTS. The indebtedness evidenced by this Note shall be subordinated and junior in right of payment to all Senior Indebtedness of Maker in the following manner:

          3.2.1 INSOLVENCY, ETC. In the event of any assignment by Maker for the benefit of its creditors, any bankruptcy, receivership, liquidation, reorganization or other similar proceeding, whether instituted by or against Maker or Maker's business or assets, or any dissolution, liquidation or other winding-up of the affairs of Maker or of Maker's business (each an "INSOLVENCY EVENT"), and in all such cases, then the holders of the Senior Indebtedness shall be entitled to receive payment in full of all Senior Indebtedness before Holder is entitled to receive any further payment on account of principal of or interest on this Note; and to that end the holders of the Senior Indebtedness shall be entitled to receive, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of the Senior Indebtedness, for application in payment thereof, any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in any such proceedings in respect of this Note.

          3.2.2  DEFAULT ON SENIOR INDEBTEDNESS AND PREPAYMENT AND ACCELERATION.

                 (a) So long as a default exists in the payment of any Senior Indebtedness whether by acceleration or otherwise, and the giving of written notice thereof to the Company by the holders of such Senior Indebtedness (a "PAYMENT DEFAULT"), all principal and interest due on such Senior Indebtedness shall first be paid in full, or such payment duly provided for in a manner

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satisfactory to the holders of such Senior Indebtedness, before any further payment is made on account of the principal of or interest on this Note.


                 (b) Upon the happening of an event of default (other than a Payment Default) with respect to any Senior Indebtedness (as defined in any instrument or agreement under which such Senior Indebtedness is outstanding) which permits the holders of the Senior Indebtedness to accelerate the maturity thereof, and upon receipt by Holder of written notice thereof and commencement of a "PAYMENT BLOCKAGE PERIOD" (as defined below) by the holders of such Senior Indebtedness, then, unless and until such event of default shall have been cured, to the extent that such event of default is curable, or waived or shall have ceased to exist, no further payment (each such payment, a "BLOCKED PAYMENT") shall thereafter be made by Maker with respect to the principal of or interest on this Note for a period (each a "PAYMENT BLOCKAGE PERIOD") commencing on the date of receipt of such notice and ending 180 days thereafter (unless such Payment Blockage Period shall be terminated by written notice to Holder from the holders of Senior Indebtedness). For purposes of this Section 3.2.2, if one or more Payment Blockage Periods has been in effect for an aggregate of 60 days or more (whether or not consecutive) during any six month period, a new Payment Blockage Period may not be commenced by the holders of Senior Indebtedness, unless 190 days have lapsed since the expiration or termination of the last of such previous Payment Blockage Periods.

          3.2.3 PAYMENTS IMPROPERLY RECEIVED. In the event that any payment (including any pre-payment) on account of principal of or interest on this Note shall be received by Holder before all Senior Indebtedness is paid in full, and at a time when Maker shall be prohibited from making such payment by Sections
3.2.1 or 3.2.2 hereof, such payment(s) shall be held in trust by Holder for the benefit of and shall be paid over to the holders of all Senior Indebtedness ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held by each such holder, to the extent necessary to make payment in full of all Senior Indebtedness. The foregoing notwithstanding, however, Holder shall not be required to pay any such distribution of payment to the holders of Senior Indebtedness, if, with respect to payments or distributions received by Holder during a Payment Default, Insolvency Event or Payment Blockage Period, Holder has not received written notice from a holder of the Senior Indebtedness or otherwise does not have actual knowledge of any applicable Payment Default, Insolvency Event, or Payment Blockage Period. Notwithstanding anything

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contained herein to the contrary, Holder shall be permitted to (i) turn over any payments required to be remitted to the holders of the Senior Indebtedness to any one or more of the holders of the Senior Indebtedness and all such holders agree to ratably share such payment among themselves and (ii) rely upon the statements of any party reasonably claiming to be a holder of Senior Indebtedness.

          3.2.4  RIGHTS.

                 (a) No right of the holders of the Senior Indebtedness to enforce the subordination provisions contained herein shall be impaired by any act or failure to act by Maker or Holder. The provisions of this Section 3.2 are solely for the purpose of defining the relative rights of the holders of the Senior Indebtedness, on the one hand, and Holder, on the other hand, with respect to the order in which payments or distributions by or on behalf of Maker shall be applied to the Senior Indebtedness and the obligations of Maker pursuant to this Note, and nothing herein shall impair, as between Maker, its creditors other than the holders of the Senior Indebtedness, and Holder, the obligation of Maker which is unconditional and absolute, to pay Holder the principal of and interest on this Note in accordance with its terms, or affect the relative rights of Holder and creditors of Maker other than the holders of the Senior Indebtedness.

                 (b) Upon any payment or distribution of assets of Maker subsequent to an Insolvency Event, Holder shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which dissolution, winding-up, liquidation, reorganization, or other similar proceedings are pending or upon a certificate of the liquidating trustee or agent or other person or entity making any distribution to Holder for the purpose of ascertaining the persons or entities entitled to participate in such distribution, the identity of the holders of the Senior Indebtedness or other indebtedness of Maker, the amount thereof and payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 3.2.

                 (c) Holder hereby agrees that, without any notice to or consent from Holder, and without any other action in respect of Holder on the part of the holders of the Senior Indebtedness: (x) the Senior Indebtedness and any collateral security therefor may (subject to the definition of Senior Indebtedness) from time to time be renewed, extended, modified, accelerated, compromised, waived, surrendered or released, (y) documents in connection with Senior

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Indebtedness, including collateral security documents and guarantees, may be amended or modified from time to time, and (z) any collateral security held by the holder of Senior Indebtedness at any time for the payment of such Senior Indebtedness may be sold, exchanged, waived, surrendered or released.

          3.2.5 SUBROGATION. In the event that cash, securities, or other property otherwise payable or deliverable to Holder shall have been applied pursuant to this Section 3.2 to the payment of Senior Indebtedness, then, subject to the payment in full of all Senior Indebtedness, Holder shall (x) be entitled to receive from the holders of the Senior Indebtedness any payments or distributions received by the holders of the Senior Indebtedness in excess of the amount sufficient to pay all Senior Indebtedness in full, and (y) be subrogated to all rights of the holders of the Senior Indebtedness to receive any payments or distributions of cash, property, or assets of Maker applicable to the Senior Indebtedness, until all principal of and interest on this Note shall be paid in full. No such payments or distributions received by the holders of the Senior Indebtedness which, but for the provisions of this Section 3.2, would otherwise have been made to Holder shall, as between Maker, its creditors other than the holders of the Senior Indebtedness, and Holder, be deemed to have been made as a payment by Maker to or on account of the Senior Indebtedness, it being understood that the provisions of this Section 3.2 are and are intended solely for the purpose of defining the relative rights of Holder, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

          3.2.6 WAIVER. No failure to exercise, and no delay in exercising, on the part of the holders of the Senior Indebtedness, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in any agreement relating to any of the Senior Indebtedness, related collateral security documents and all other agreements, instruments and documents referred to in any of the foregoing are cumulative and shall not be exclusive of any rights or remedies provided by law.

          3.2.7 BINDING EFFECT. Maker covenants and agrees, and Holder by acceptance of this Note likewise covenants and agrees that: (x) this Note is issued subject to the provisions of this Section 3.2, (y) Holder will be bound by

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such provisions, and (z) the holders of the Senior Indebtedness shall be entitled to enforce the provisions of this Section 3.2 directly against Holder.

     3.3 ENFORCEMENT. Holder irrevocably authorizes the holders of the Senior Indebtedness (but each such holder of the Senior Indebtedness has no obligation), upon the occurrence of an Insolvency Event and if Holder shall have failed to file any proof of claim or similar claim within the earlier of (i) thirty (30) days after the holders of the Senior Indebtedness have requested Holder to file such claim, or (ii) fifteen days of any date upon which Holder's claim would be barred in the applicable proceeding, provided that Holder has received actual notice of the time limitations for filing with respect to such claim, under the circumstances set forth in Section 3.2.1, to demand, sue for, collect and receive every such payment or distribution described in that Section, to file claims and proofs of claims in any statutory or non-statutory proceeding, to vote the full amount of the indebtedness hereunder in their sole discretion in connection with any resolution, arrangement, plan of reorganization, compromise, settlement or extension and to take all such other action (including, without limitation, the right to participate in any composition of creditors and the right to vote the amount of the indebtedness hereunder at creditors' meetings for the election of trustees, acceptances of plans of reorganization and otherwise), in the name of the holders of the Senior Indebtedness or in the name of Holder or otherwise, as the holders of the Senior Indebtedness may deem necessary or advisable for the enforcement of the subordination provisions of this Note. Holder agrees to cooperate with the holders of the Senior Indebtedness as reasonably requested in writing, to the extent necessary to permit the holders of the Senior Indebtedness to exercise their rights described in the preceding sentence. At such time as the holders of the Senior Indebtedness have exercised their rights under this Section 3.3, they promptly will return any instruments evidencing the indebtedness hereunder that have been delivered to them by Holder under this Section 3.3, if they have not been required to deliver such instruments to any other person or entity by order of court (or other similar authority having jurisdiction over the matter) or by law. Notwithstanding the foregoing, payments received by the holders of the Senior Indebtedness shall not reduce the obligation of Maker to Holder under this Note, and only payments received by Holder and not subject to any claim by the holders of the Senior Indebtedness shall reduce the obligation of Maker to Holder hereunder.

4.   CONTROL BY MAJORITY; AMENDMENTS.

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     4.1  CONTROL BY MAJORITY. The Holders of a majority in principal amount of the Notes outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Holders or exercising any trust or power conferred on them.

     4.2 LIMITATION ON SUITS. A Holder may not pursue a remedy with respect to the Notes unless the Holders of at least a majority in principal amount of the Notes then outstanding consent to the pursuit of the remedy. A Holder may not use the provision hereof to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

     4.3  WITH CONSENT OF HOLDERS.

          4.3.1 The Company may amend or supplement the Notes with the written consent of the Holders of at least a majority in principal amount of the then outstanding Notes. An amendment with the requisite consent of Holders may, without limitation: reduce the amount of Notes whose Holders must consent to an amendment or waiver; reduce the rate of or change the time for payment of interest, including default interest, on the Notes; and reduce the principal of or change the amortization or maturity date of the Notes.

          4.3.2 It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof. An amendment under this Section may not make any change that adversely affects the rights under Article 3, the definition of "Senior Indebtedness" or this Section
4.3.2 unless the holders of such Senior Indebtedness pursuant to its terms consent to the change.

          4.3.3 After an amendment or waiver under this Section 4.3 becomes effective, Maker shall mail to the Holder of each Note affected thereby a notice briefly describing the amendment or waiver. Any failure of Maker to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity thereof. The Holders of at least a majority in principal amount of the Notes then outstanding may waive compliance in a particular instance by Maker with any provision of the Notes.

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     4.4  REVOCATION AND EFFECT OF CONSENTS.

     Until an amendment or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder's Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to his Note or portion of a Note if Maker receives written notice of revocation before the date on which the Holders of the requisite principal amount of Notes have consented to such amendment or waiver. An amendment or waiver becomes effective upon receipt by Maker of written consents from the Holders of the requisite percentage in principal amount of Notes. After an amendment or waiver becomes effective it shall bind every Holder.

5.   MISCELLANEOUS.

     5.1 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to be properly given if transmitted by messenger, overnight courier service, first class certified mail (return receipt requested) or telecopy (which is confirmed), in each case postage or other charges prepaid. All notices shall be effective (i) if sent by messenger or overnight courier service, when delivered, (ii) if sent by mail, three days after posting, and (iii) if sent by telecopy, when sent (provided that, if sent by telecopy, a duplicate copy thereof is sent by mail by the following day). Notices to Maker shall be sent to the address of Maker set forth in the first paragraph of this Note; notices to the original Holder of this Note shall be sent to such original Holder at 10006 Stonemill Road, Richmond, VA; notices to any other Holder, shall be sent to the address shown on the register kept by Maker. Any party may change such address by notice given in such manner.

     5.2 INTEREST LIMITATIONS. Nothing herein contained nor any transaction related hereto shall be construed or shall operate either presently or prospectively to require Maker to pay interest at a rate greater than is now lawful in such case to contract for, but shall require payment of interest only to the extent of such lawful rate. Any interest paid in excess of the lawful rate shall be refunded to Maker.

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     5.3  GOVERNING LAW.  This Note shall be governed by the laws of the
Commonwealth of Virginia applicable to contracts to be performed wholly in the Commonwealth of Virginia, without regard to the conflicts of laws rules thereof.

     5.4 SUCCESSORS. All agreements of Maker in this Note shall bind its successors.

     5.5 SEVERABILITY. In case any provision in this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     5.6 HEADINGS. The headings of the Articles and Sections of this Note have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Dated: February 2, 1996

                                   Nobel Education Dynamics, Inc.



                                   By ____________________________________
                                      John R. Frock
                                      Executive Vice President

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